Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of the 2013 Equity Incentive Plan, as amended and restated March 25, 2015, of Ashford Hospitality Prime, Inc. of our report dated March 15, 2015, with respect to the consolidated financial statements and schedule of Ashford Hospitality Prime, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
June 3, 2015